Exhibit 99.1
Trubion Pharmaceuticals, Inc.
Announces Transition in Company Leadership
SEATTLE, Nov. 16 /PRNewswire-FirstCall/ — Trubion Pharmaceuticals, Inc. (Nasdaq: TRBN) announced today that Peter Thompson, M.D., FACP, President, Chief Executive Officer, Chairman of the Board of Directors and co-founder of Trubion, has retired from the company to pursue other interests. Steven Gillis, Ph.D., former Lead Director of Trubion’s Board of Directors, has been appointed Executive Chairman of the Board and Acting President. Dr. Thompson has entered into a consulting agreement with Trubion and will be available to advise the company on various matters. Trubion will initiate shortly a formal search for a new Chief Executive Officer.
In addition to serving as Executive Chairman and Acting President, Dr. Gillis is a Managing Director with ARCH Venture Partners, where he participates in the evaluation of new life science technologies and the development and growth of ARCH’s biotechnology portfolio companies.
Dr. Gillis was a founder and director of Corixa Corp. and served as the company’s CEO from its inception and as its Chairman from 1999 until its acquisition in 2005 by GlaxoSmithKline plc. Before joining Corixa, Dr. Gillis was a founder and director of Immunex Corp. From 1981 until his departure in 1994, he served as Immunex’s Director of Research and Development, as Chief Scientific Officer, and as CEO of Immunex’s R&D subsidiary. Dr. Gillis was interim CEO of Immunex Corp. following its majority purchase by American Cyanamid Co. and remained a member of the board until 1997. Amgen Inc. acquired Immunex in 2002.
Additional Management Appointments
Trubion also announced today that Michelle Burris, Trubion’s senior Vice President and Chief Financial Officer, will assume the role of Chief Operating Officer focusing on external relations, partnerships and leading efforts on business transactions. As a result of Burris’ promotion, John Bencich, Trubion’s Senior Director of Finance and Accounting, has been promoted to Vice President and Chief Financial Officer. Scott Stromatt, M.D., Senior Vice President and Chief Medical Officer; Ken Mohler, Ph.D., Co-founder and Senior Vice President of Research and Development; and Kate Deeley, Senior Vice President, General Counsel and Corporate Secretary, will remain at Trubion in their current roles and constitute the rest of the executive management team.
Trubion’s partnered and proprietary programs continue to progress as previously reported and the company’s guidance as stated in its third-quarter financial results announced on Nov. 5, 2009, remains unchanged.
“The Trubion team has established an enviable track record of success,” said Dr. Thompson. “In a challenging market environment the company is now in a position of financial strength with two strategic alliances, three products advancing in clinical development, and its innovative proprietary SCORPION™ multi-specific technology fueling its pre-clinical pipeline. With these foundational strengths, a talented leadership team, and an upcoming year replete with significant milestones from its clinical programs, Trubion is well-positioned to realize its potential. I have great confidence in the continued ability of the Trubion team to execute its strategy.”
“On behalf of the Board of Directors of Trubion, I would like to sincerely thank Dr. Thompson for his many personal and professional contributions to Trubion’s success,” said Dr. Gillis. “His leadership has been vital to Trubion’s successful growth and its scientific, clinical and business achievements, and as a result Trubion today is well-positioned strategically. Trubion’s strategy remains the same — to focus on the discovery, development and commercialization of leading protein therapeutics for autoimmune and inflammatory diseases and cancer.”
About Trubion
Trubion is a biopharmaceutical company that is creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. The Company’s mission is to develop a variety of first-in-class and best-in-class product candidates, customized for optimal safety, efficacy and convenience that it believes may offer improved patient experiences. Trubion’s current product candidates are novel single-chain protein, or SMIP, therapeutics, and are designed using its custom drug assembly technology. Trubion’s product pipeline includes CD20-directed SMIP therapeutics such as TRU-015 and SBI-087 for autoimmune and inflammatory diseases, developed under the Company’s Pfizer collaboration. Trubion’s product pipeline also includes TRU-016, a novel CD37-targeted therapy for the treatment of B-cell malignancies developed under the company’s Facet collaboration. In addition to Trubion’s current clinical stage product pipeline, the Company is also developing its multi-specific SCORPION technology, both for targeting cell-surface molecules like CD79b and HLA-DR, as well simultaneously neutralizing soluble ligands like TNF and IL-6. More information is available in the investors section of Trubion’s website: http://investors.trubion.com/index.cfm.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the potential development and commercialization of TRU-016. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s ability to meet its current and future objectives and milestones and such other risks as are identified in the Company’s quarterly report on Form 10-Q for the period ended Sept. 30, 2009, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at http://www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
(206) 838-0500
jdenike@trubion.com
http://www.trubion.com
Waggener Edstrom Worldwide Healthcare
Amy Petty
Senior Account Executive
(617) 576-5788
amyp@waggeneredstrom.com